UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2018

Insys Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35902	51-0327886
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1333 S. Spectrum Blvd, Suite 100

Chandler, Arizona 85286

(Address of principal executive offices and zip code)

Registrant’s Telephone Number, Including Area Code: (602) 910-2617

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Voting Trust Agreement

Effective as of February 27, 2018, Insys Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a voting trust agreement (the “Voting Trust Agreement”) by and among the Company, Dr. John N. Kapoor (“Dr. Kapoor”), Bessemer Trust Company of Delaware, N.A., as the initial trustee thereunder (the “Trustee”) and certain other specified beneficiaries (the “Beneficiaries”), pursuant to which the parties have established a voting trust (within the meaning of Section 218(a) of the Delaware General Corporation Law) (the “Voting Trust”).

During the term of the Voting Trust, the shares of the Company’s common stock, par value $0.01 per share, beneficially owned by Dr. Kapoor and the Beneficiaries, including any such shares acquired subsequent to the effective date of the Voting Trust (the “Kapoor Shares”) shall be deposited with the Trustee and, except under certain limited circumstances, Dr. Kapoor (and the Beneficiaries) will not have control over voting decisions put before the stockholders of the Company.  As of the effective date of the Voting Trust Agreement, the Kapoor Shares subject to the Voting Trust totaled 42,536,080 and represented approximately 59% of the outstanding shares of common stock of the Company.  In addition, the trustee of Dr. Kapoor’s Children’s Trusts, which trusts hold approximately 4.5 million shares of the Company’s common stock, has executed an irrevocable proxy whereby the shares held by the Children’s Trusts will be voted in the same proportion that the Kapoor Shares are voted.

Until the Voting Trust Agreement is terminated, all Kapoor Shares subject to the Voting Trust shall generally be voted on any matter by the Trustee as directed by a voting committee (the “Voting Committee”) whose members meet certain independence standards with respect to Dr. Kapoor.  More specifically, the initial Voting Committee shall consist of: (i) one individual who is an employee or agent of the Trustee; (ii) one member of the Board of the Company who meets specified independence standards; and (iii) three additional individuals who are independent from Dr. Kapoor and the Company.

If at any time the Kapoor Shares subject to the Voting Trust represent less than 40% of the outstanding shares of common stock of the Company, such Kapoor Shares shall be voted on any matter by the Trustee in the same proportion that the shares of the Company’s common stock that are not subject to the Voting Trust are voted on such matter.  Finally, at any time during the term of the Voting Trust, with respect to a specified set of extraordinary matter, such as a change of control, Dr. Kapoor and the Beneficiaries shall also be entitled to direct the Trustee to vote “against” such matter.

The Voting Trust Agreement shall continue in effect until terminated upon the earliest to occur of certain specified events, including (i) the Voting Trust ceasing to hold any Kapoor Shares, (ii) the mutual agreement of the Company and Dr. Kapoor and (iii) upon written notice of termination by Dr. Kapoor; provided that, such notice by Dr. Kapoor may not be given unless all criminal charges, civil actions and any corporate integrity or similar agreement to which the Company is a party in connection with the current indictment against Dr. Kapoor have been fully and finally resolved or otherwise expired, as applicable.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Voting Trust, a copy of which is filed as Exhibit 10.1 hereto, which are incorporated herein by reference.

Registration Rights Agreement

In connection with the establishment of the Voting Trust, the Company entered into a Registration Rights Agreement dated as of February 28, 2018 (the “Registration Rights Agreement”), among the Company, Dr. Kapoor and the Beneficiaries.  The Registration Rights Agreement has granted certain customary registration rights to Dr. Kapoor and the Beneficiaries and certain of their assignees (collectively, the “Shareholders”) with respect to shares of the Company’s common stock (the “registrable securities”).  Such registration rights include the ability of the Shareholders to request that the Company file a shelf registration statement for the benefit of the Shareholders and provide customary piggyback registration rights for the Shareholders.  These registration rights will terminate when the registrable securities cease to be registrable securities under the terms of the Registration Rights Agreement.  The Registration Rights Agreement also includes certain standstill provisions applicable to the Shareholders which provide, among other things, that the Shareholders shall not facilitate or encourage any third party to effect or seek certain extraordinary transactions with respect to the Company (including any change of control transactions).

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 hereto, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Voting Trust Agreement by and among the Company, Dr. John N. Kapoor, Bessemer Trust Company of Delaware, N.A., as the initial trustee thereunder and certain other specified beneficiaries

10.2	Registration Rights Agreement among the Company, Dr. John N. Kapoor and certain beneficiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2018	Insys Therapeutics, Inc.

	By:	/s/ Andrew Long
Andrew Long
Chief Financial Officer